Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 26, 2010, relating to the financial statements and financial statement schedule of Noah Holdings Limited as of and for each of the three years in the period ended December 31, 2009, appearing in Registration Statement No. 333-170055 of Noah Holdings Limited on Form F-1 under the Securities Act of 1933. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai China

January 4, 2011